Exhibit 99.1

SPHERE ENTERTAINMENT AND

THE DEPARTMENT OF CULTURE AND TOURISM – ABU DHABI

ANNOUNCE PLANS TO MAKE

ABU DHABI NEXT SPHERE VENUE LOCATION

NEW YORK and ABU DHABI (October 15, 2024) – Sphere Entertainment Co. (NYSE: SPHR) (“Sphere Entertainment”) and the Department of Culture and Tourism – Abu Dhabi (“DCT Abu Dhabi”) announced today that they will work together to bring the world’s second Sphere to Abu Dhabi, United Arab Emirates. This next-generation entertainment medium is expected to be a landmark addition to this premier international capital city, elevating the entertainment offerings for residents and visitors alike.

“The vision for Sphere has always included a global network of venues, and today’s announcement is a significant milestone toward that goal,” said James L. Dolan, Executive Chairman and Chief Executive Officer, Sphere Entertainment. “Sphere is redefining live entertainment and extending the reach of its transformative impact. We are proud to collaborate with DCT Abu Dhabi to develop Sphere in their city.”

H.E. Mohamed Khalifa Al Mubarak, Chairman of DCT Abu Dhabi, said: “We are excited to bring Sphere to Abu Dhabi in partnership with Sphere Entertainment, providing our residents and visitors with an extraordinary new form of entertainment. Sphere Abu Dhabi will seamlessly integrate advanced technology with captivating storytelling, creating unforgettable memories for everyone who visits. This partnership aligns with our Tourism Strategy 2030, further establishing Abu Dhabi as a vibrant hub for culture and innovation. By embracing cutting-edge entertainment like Sphere, we’re not only elevating our global profile but also setting new standards in immersive experiences and cultural offerings.”

Since opening the first Sphere in Las Vegas to worldwide acclaim in September 2023, Sphere Entertainment has actively pursued its plans to develop a global network of Sphere venues. This expansion is expected to provide significant growth potential and drive new revenue streams by leveraging Sphere Entertainment’s expertise, proprietary technology, and original content.

Located in a prime spot in Abu Dhabi and echoing the scale of the 20,000-capacity Sphere in Las Vegas, this venue promises to redefine entertainment in the region. Sphere in Abu Dhabi is expected to be a major year-round draw for both residents and visitors from around the world, offering opportunities to experience events, concerts, and shows like never before in an unforgettable and revolutionary setting.

Sphere Entertainment and DCT Abu Dhabi, the organization driving the growth of Abu Dhabi’s culture and tourism sectors and promoting the city as a global destination, have agreed to collaborate on building the next Sphere venue in Abu Dhabi, which welcomed more than 24 million visitors in 2023. Under the terms of the partnership, which is subject to finalization of definitive agreements, DCT Abu Dhabi will pay Sphere Entertainment a franchise initiation fee for the right to build the venue, utilizing Sphere Entertainment’s proprietary designs, technology, and intellectual property. Construction will be funded by DCT Abu Dhabi, with Sphere Entertainment’s team of experts providing services related to development, construction, and pre-opening of the venue.

Following the venue’s opening, Sphere Entertainment plans to maintain ongoing arrangements with DCT Abu Dhabi that are expected to include annual fees for creative and artistic content licensed by Sphere Entertainment, such as Sphere Experiences; use of Sphere’s brand, patents, proprietary technology, and intellectual property; and operational services related to venue operations and technology, as well as commercial and strategic advisory support.

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About Sphere

Sphere is a next-generation entertainment medium that is redefining the future of live entertainment. A venue where the foremost artists, creators, and technologists create extraordinary experiences that take storytelling to a new level and transport audiences to places both real and imagined. The venue hosts original Sphere Experiences; concerts and residencies from the world’s biggest artists; and premier marquee and corporate events. The first Sphere venue opened in Las Vegas in September 2023, and is a new Las Vegas landmark, powered by cutting-edge technologies that ignite the senses and enable audiences to share experiences at a never-before-seen scale. More information is available at thesphere.com.

About Sphere Entertainment Co.

Sphere Entertainment Co. is a premier live entertainment and media company. The Company includes Sphere, a next-generation entertainment medium powered by cutting-edge technologies to redefine the future of entertainment. The first Sphere venue opened in Las Vegas in September 2023. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a direct-to-consumer and authenticated streaming product, MSG+, delivering a wide range of live sports content and other programming. More information is available at sphereentertainmentco.com.

About the Department of Culture and Tourism – Abu Dhabi

The Department of Culture and Tourism – Abu Dhabi (DCT Abu Dhabi) drives the sustainable growth of Abu Dhabi’s culture and tourism sectors and its creative industries, fuelling economic progress and helping to achieve Abu Dhabi’s wider global ambitions.

By working in partnership with the organisations that define the emirate’s position as a leading international destination, DCT Abu Dhabi strives to unite the ecosystem around a shared vision of the emirate’s potential, coordinate effort and investment, deliver innovative solutions, and use the best tools, policies and systems to support the culture and tourism industries.

DCT Abu Dhabi’s vision is defined by the emirate’s people, heritage and landscape. We work to enhance Abu Dhabi’s status as a place of authenticity, innovation, and unparalleled experiences, represented by its living traditions of hospitality, pioneering initiatives and creative thought.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Sphere Entertainment’s plans, strategies, beliefs and expectations. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including the finalization of definitive agreements with DCT Abu Dhabi and the factors described in Sphere Entertainment’s filings with the United States Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. Sphere Entertainment disclaims any obligation to update any forward-looking statements contained herein.

Contacts:

For Sphere Entertainment: spherepr@thesphere.com

For DCT Abu Dhabi: msalshehhi@dctabudhabi.ae

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